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Comdisco, Inc. and Subsidiaries                               Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in millions)

																																																					Three Months Ended
                                                     December 31              For the Years Ended September 30,
                                                      1994      1993      1994   1993    1992   1991    1990
Fixed charges
  Interest expense <F1>                             $  69        69       266    295     355    371     343

  Approximate portion of
    rental expense representative
    of an interest factor                                3         4        13     22      29     37      39

  Fixed charges                                         72        73        279   317     384    408     382

  Preferred stock dividends<F2>                         3         4         15    11       -      -       -
  Combined fixed charges and
    preferred stock dividends                           75        77        294   328     384    408     382

Earnings from continuing operations
  before income taxes and
  extraordinary item, and cumulative
   effect of change in accounting principle,
   Net of preferred stock dividends                     39         37        80   137      34    136     134

Earnings from continuing operations
  before income taxes, extraordinary
  item, cumulative effect of change
   in accounting principle, net of
  preferred stock dividend                             114        114       374   465      418   544     516

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                      1.52       1.48      1.27  1.42     1.09  1.33    1.35

Rental expense:
  Equipment subleases                                  $  6       $ 10      $ 30  $ 57     $ 77  $103    $109
  Office space, furniture, etc.                           2          2         8     8       10     9       8

     Total                                             $  8       $ 12      $ 38  $ 65     $ 87  $112    $117

1/3 of rental expense                                  $  3       $  4      $ 13  $ 22     $ 29  $ 37    $ 39



F1  Includes interest expense incurred by disaster recovery services and included in disaster recovery services expenses on the statements of earnings.
F2  There were no preferred stock dividend requirements for fiscal years 1990 through 1992.

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